CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the caption “Independent Auditors” in both the Prospectus and the Statement of Additional Information and under the caption “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 20 to the Registration Statement (Form N-1A No. 333-215607).

We consent to the use of our report dated April 29, 2021, with respect to the financial statements and financial highlights of the Syntax 400 Series of Syntax Index Series, L.P. for the year ended December 31, 2020 included in such Statement of Additional Information.

Ernst & Young

Dublin, Ireland

April 30, 2021